Exhibit 107

Calculation of Filing Fee Tables

Schedule TO/13E-3

(Form Type)

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$10,149,641.35	(1)	0.00011020	$1,118.49
Fees Previously Paid	N/A			N/A
Total Transaction Valuation	$10,149,641.35
Total Fees Due for Filing				$1,118.49
Total Fees Previously Paid				—
Total Fee Offsets				$1,118.49	(2)
Net Fee Due				$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed		Fee Paid with Fee Offset Source
Fee Offset Claims		S-4	333-269750	2/14/2023		$1,118.49	(2)
Fee Offset Sources	Regional Health Properties, Inc.	S-4	333-269750		2/14/2023			$1,118.49	(2)

(1)	Estimated solely for the purpose of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, based on the average of the high and low prices of the 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share (the “Series A Preferred Stock”), of Regional Health Properties, Inc. (the “Registrant”), as reported on the NYSE American LLC on February 9, 2023 ($3.61 per share), multiplied by the maximum number of shares of Series A Preferred Stock subject to the transaction reported hereby (2,811,535).

(2)	The Registrant previously paid $1,118.49 upon the initial filing of its Registration Statement on Form S-4 on February 14, 2023 in connection with the transaction reported hereby.